Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact: Dita Bronicki CEO 775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Todd Fromer/ Rob Fink KCSA Strategic Communications 212-896-1215 (Todd) /212-896-1206 (Rob) tfromer@kcsa.com /rfink@kcsa.com

Ormat Signs an EPC Contract with Thermo No. 1 BE-01, LLC,

RENO, Nevada, December 26, 2011 – Ormat Technologies, Inc. (NYSE: ORA) announced today that on December 20, 2011, Ormat Nevada Inc., its wholly-owned subsidiary, signed a $21.4 million engineering, procurement and construction (EPC) contract and a credit agreement with Thermo No. 1 BE-01, LLC (Thermo I), a subsidiary of Cyrq Energy, Inc., in connection with the construction of an Ormat Energy Converter (OEC) at Thermo I’s existing geothermal project in Utah to increase project’s output and reduce operating costs.

The project is expected to have a relatively short completion schedule and could come on line by the middle of 2013. Under the credit agreement Ormat will provide financing in an aggregate principal amount not to exceed $22.7 million that will be used to finance the project construction costs under the EPC contract with Thermo I.

Yoram Bronicki, President and COO of Ormat Technologies said, “We are very happy to continue the cooperation with Cyrq Energy, Inc. with the addition of the Thermo 1and believe that the specifics of this project will allow for a very rapid execution.”

“The project will incorporate Ormat’s low operating cost design features which have been developed for small or remote installation and are successfully operating in our recent installations and will benefit this project greatly.”

David Kay, Director of Cyrq said “We are pleased to continue the strategic partnership with Ormat on this project. The construction of Thermo1 will prove commercial viability of this resource and is the first step in our development of several additional plants in the Thermo area.”

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide1410 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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